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                                                                    EXHIBIT 99.2

                          DOLPHIN EQUITY PARTNERS MAKES
                    INVESTMENT IN VITALSTREAM HOLDINGS, INC.

IRVINE, CA AND NEW YORK, NY, NOVEMBER 4, 2002 - VitalStream Holdings, Inc. (VitalStream) (OTC: VSTH), a worldwide leader in digital broadcasting solutions, today announced that Dolphin Equity Partners has agreed to make a $1.1 million dollar investment in VitalStream through the purchase of convertible notes and warrants to purchase common stock of VitalStream. In addition, Salvatore Tirabassi, a principal at Dolphin Equity Partners, is expected to join the VitalStream Board of Directors. This announcement comes at the heels of VitalStream's acquisition of certain assets of Epoch Networks, Inc.

VitalStream rounds out investor support with the addition of Dolphin Equity Partners, a leading investor in communications companies both in the U.S. and abroad. Dolphin has agreed to invest over $1.1 million dollars through the purchase of three-year convertible promissory notes. The notes, held by Dolphin, will bear interest at the rate of 10% per annum, with the interest payable quarterly in arrears, and will be convertible into a number of shares of VitalStream common stock representing 13.2% of the number of outstanding shares immediately following the issuance of shares to Epoch Holdings in connection with the asset acquisition. VitalStream estimates that approximately 29,289,000 shares of common stock will be outstanding on the closing date.

"VitalStream's management team has developed a compelling services proposition in the streaming and content management industry," said Salvatore Tirabassi of Dolphin Equity Partners. "Dolphin believes that VitalStream's management, business model, marquee customers and demonstrated leadership in the industry form the foundation for strong growth and value creation."

An important part of the Dolphin investment is the addition of Salvatore Tirabassi, principal at Dolphin Equity Partners, LP, to the VitalStream Board of Directors. Tirabassi serves on the Board of Director's of three of the firm's other portfolio companies, including Gomez, Accelacom and RateIntegration.

"I am pleased with the addition of Salvatore Tirabassi to the VitalStream Board of Directors," said Paul Summers, VitalStream CEO. "With his extensive industry experience and the backing of Dolphin, we are confident that VitalStream will expand its position as a leading CDN serving media and enterprise businesses."

The terms of the convertible promissory notes require the issuance of additional shares to maintain the 13.2% ownership ratio if VitalStream issues additional shares to the former holders of VitalStream Inc. under the earnout provisions of its agreement and plan of merger with VitalStream Inc. and in connection with certain other dilutive issuances. In addition to the notes, Dolphin Equity Partners will receive a warrant to purchase an aggregate of approximately 801,700 shares of VitalStream common stock at an exercise price equal to the average of the closing price on the five days preceding the signing of the Asset Purchase Agreement to acquire the assets of Epoch Networks Inc. Pursuant to a registration rights agreement, VitalStream has agreed to register the resale of any shares issued to Dolphin Equity Partners pursuant to the conversion of the notes or upon the exercise of the warrants. Pursuant to an investor rights agreement, VitalStream has granted Dolphin Equity Partners a right of first refusal on future issuances, has agreed, together with certain shareholders, to appoint or elect a Dolphin Equity Partners appointee to VitalStream's Board of Directors and has agreed to provide certain information and other rights.

ABOUT VITALSTREAM, INC.
VitalStream, Inc., a wholly-owned subsidiary of VitalStream Holdings, Inc. (OTC: VSTH) is a

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leading provider of products and services that enable the digital broadcast of audio and video content and other communications via the Internet. VitalStream provides audio and video streaming, Web conferencing, advanced media hosting, payment processing, and consulting services. The company's unique mix of services and technology enable businesses to leverage the global reach of the Internet to distribute their media content to targeted audiences worldwide. For more information regarding VitalStream, Inc., call 800-254-7554 or visit the company's website at www.vitalstream.com.

ABOUT DOLPHIN EQUITY PARTNERS
Dolphin Equity Partners is a venture capital firm specializing in investments in private communications companies operating in the U.S. and abroad. Located in New York, the firm currently manages over $340 million in capital. Dolphin seeks to obtain significant equity positions in early and expansion stage companies with the potential for substantial growth in new or emerging communications technologies and services. In addition to capital, Dolphin provides its portfolio companies with both strategic direction and operational expertise to enhance their growth. For more information visit www.dolphinequity.com.

FORWARD LOOKING STATEMENTS
This release may contain forward-looking statements as well as historical information. Forward-looking statements, which are included in accordance with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, may involve known or unknown risks, uncertainties and other factors that may cause the company's actual results and performance in future periods to be materially different from any future results or performance suggested by the forward-looking statements in this release. Such risks and uncertainties include, without limitation, the risk that the convertible note purchase describe in this release, the consummation of which is conditioned in part upon the consummation of VitalStream Holding's proposed purchase of the assets of Epoch Hostings, Inc., may fail to be consummated, and that dilution associated with the convertible promissory note issuance may have an adverse effect on the market price of our common stock. Such forward-looking statements speak only as of the date of this release. The company expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in company expectations or results or any change in events.

CONTACTS:     Anna-Marie Claassen / Kerry Fedro
              Lages & Associates
              (949) 453-8080
              anna-marie@lages.com or kerry@lages.com

              Courtney Jaski
              Dolphin Equity Partners
              (212) 446-1614
              cjaski@dolphinequity.com